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                         Exhibit (11) - Statement Re:
                      Computation of Earnings Per Share

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
                                                                      Three Months Ended
                                                                             March 31
                                                                      ------------------
                                                               1996                            1995

Primary:
    Average shares outstanding                                 5,800,779                        4,454,862
    Net effect of dilutive stock options-
       based on the Treasury/Stock
       method using average market price                          16,555                               --

Assumed issuance under existing
    Contingent Value Rights agreement                            916,622                               --
                                                             -----------                  ---------------

Totals                                                         6,733,956                        4,454,862
Net income (loss)                                               $507,461                        $(316,671)
Per share amount                                              $      .08                     $     (  .07)


Fully diluted:
    Average shares outstanding                                 5,800,779                        4,454,862
    Net effect of dilutive stock options-
       based on the Treasury Stock Method
       using average market price which is
       greater than the qtr.-end market price                     16,555                               --
    Assumed conversion of 8%
       convertible preferred stock                               508,233                               --
    Assumed issuance under existing Contingent
       Value Rights agreement                                    916,622                               --
                                                            ------------                  ----------------

Totals                                                         7,242,189                        4,454,862
Net income (loss)                                            $   598,943                      $  (316,671)
Per share amount                                          $          .08                   $        ( .07)

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